QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1

EURO DISNEY S.C.A

Société en commandite par actions with a share capital of EUR 802,512,670.24
Registered office: Immeubles Administratifs, Route Nationale 34
77144 Montevrain
334 173 887 R.C.S. Meaux

Translation from French for information purposes only

BY-LAWS

AS OF MARCH 30, 2004

ARTICLE I
THE COMPANY

Section 1.1 Form

        The company (the "Company"), originally incorporated as a société anonyme, was converted into a société en commandite par actions by action taken at an extraordinary general meeting of shareholders on February 20, 1989. The Company is composed, on the one hand, by EDL Participations S.A., which is a shareholder and the sole associé commandité and which shall bear unlimited liability for all debts and obligations of the Company, and, on the other hand, by all other shareholders, which shall be associés commanditaires (the "Commanditaires"). The Company shall be governed by these by-laws and the laws and regulations applicable to sociétés en commandite par actions.

Section 1.2 Purpose

        The purpose of the Company shall be:

            (i)  to engage in design, development, construction, leasing, purchasing, sale, promotion, licensing, management and operation of:

            (a)   one or more amusement parks and leisure and entertainment facilities, including the Disneyland and Walt Disney Studios theme parks, located in Marne-la-Vallée, and all future extensions thereof, and also including, more generally, all other theme parks, restaurants, merchandise retailing facilities, leisure centers, nature parks, campgrounds, sports facilities, resorts and entertainment complexes located in Marne-La-Vallée or in any other place;

            (b)   all other real estate operations, including, without limitation, undeveloped land, hotels, offices, housing, factories, schools, shopping centers, conference centers, parking lots located in Marne-La-Vallée or in any other place, including, without limitation, the buildings, plants and structures of the Euro Disneyland Project (the "EDL Project"), as defined in the agreement on the creation and the operation of Euro Disneyland in France (the "Master Agreement"), dated as of March 24, 1987, as amended;

          as well as all roads, plants, and other utilities, infrastructures and services relating thereto;

           (ii)  to invest directly or indirectly, by establishing new companies, forming temporary partnerships (sociétés en participation) or partnerships (sociétés en nom collectif), subscribing to or purchasing shares, rights to shares and other securities, making contributions in kind, effecting mergers, or any other transactions relating to commercial, industrial or real estate activities which may be connected with or may permit the purpose cited in (i) above;

          (iii)  and generally to engage in any commercial, financial, industrial, real estate and other operations directly or indirectly related to any of the purposes referred to in (i) and (ii) above.

Section 1.3 Name. Registered Office

        Until the expiration, for any reason whatsoever, of the license agreement granted by The Walt Disney Company or by any of its affiliated companies, the name of the Company shall be:

EURO DISNEY S.C.A.

        Upon expiration of such license agreement, the Managers (gérance) shall take the necessary steps to allow the Company to adopt a new name and to make the resulting changes to these by-laws.

        All formal communications (actes) or documents issued by the Company to third parties shall use this name.

        The registered office of the Company is located at "Immeubles Administratifs", Route Nationale 34, Chessy (Seine et Marne). The Managers may transfer the registered office to any other location within the départment or in a neighboring département.

Section 1.4 Duration

        The Company shall remain in existence for 99 calendar years from the date of its registration at the Registry of commerce and companies, or until the earlier dissolution of the Company pursuant to law or these by-laws.

ARTICLE II
CAPITAL

Section 2.1 Share capital

        The share capital of the Company is eight hundred and two million five hundred and twelve thousand six hundred and seventy euros and twenty-four cents (€ 802,512,670.24) divided into one billion fifty-five million nine hundred thirty-seven thousand and seven hundred twenty-four (1,055,937,724) shares (the "Shares").

Section 2.2 Capital increases

        (a)   The share capital of the Company may be increased by any means provided by law, including the issuance of new equity-linked securities, which may be of the same class or of a different class from the existing shares, including non-voting preferred Shares (actions à dividende prioritaire sans droit de vote), or by an increase in the nominal value of the existing Shares.

        (b)   All Shares issued as part of a capital increase shall be paid-in at the time of issuance on such terms as may be determined at the General Meeting held pursuant to Section 2.2(c) below.

        (c)   All capital increases of the Company shall be approved by the shareholders at an Extraordinary General Meeting (the "Shareholders") after receiving the unanimous approval of the associés commandités (the "Commandités"). The Shareholders may at such a meeting delegate to the Managers the authority to carry out a capital increase within the time prescribed by applicable law, to determine the amount and terms of such a capital increase, and to take all necessary action relating thereto, including amending these by-laws.

        The Supervisory Board shall issue a report on any capital increase of the Company proposed by the Managers to the Shareholders.

Section 2.3 Capital decreases

        The Shareholders may, at an Extraordinary General Meeting, after receiving the unanimous approval of the Commandités and in accordance with applicable law, reduce, or confer on the Managers the authority to reduce, the capital of the Company for any reason and by any method provided by law.

        The Supervisory Board shall issue a report on any proposed reduction in the capital of the Company.

Section 2.4 Form and Ownership and Transfer of Shares

        (a)   Title to Shares in registered form shall be determined by listing the name of their holder in a share account maintained for this purpose by the Company or by an agent (mandataire) of the Company as provided for by applicable law. Transfer of Shares shall be consummated only by transfer of such Shares from the account of the transferor to the account of the transferee upon presentation of a share transfer order or other suitable document signed by the transferring Shareholder or his attorney-in-fact, all in accordance with procedures established by the Managers or, in the event that transaction in Shares is settled through the agency responsible for securities clearance (SICOVAM), in accordance with the procedures established by such agency.

        (b)   All Shares in bearer form shall be listed in securities accounts, as provided for by applicable law and regulations. Such Shares may be transferred freely from one securities account to another.

        However, the Company may issue certificates or other instruments evidencing Shares in circumstances and on the terms provided for by applicable law and regulations.

        (c)   In the event that transactions in Shares are settled through the agency responsible for securities clearance (SICOVAM), the Company may, under the terms provided for by applicable law and regulations, require such agency to provide the Company at any time, in exchange for payment by the Company of a fee whose maximum amount shall be set by order of the Ministry of Finance, with the name, nationality and address or location of the registered office, as the case may be, of holders of securities of the Company that entitle such holders, either immediately or in the future, to vote at Shareholders' meetings, together with information concerning the number of such securities held by each of such holders and, if applicable, any restrictions to which such securities may be subject.

        (d)   Any individual or legal entity, acting on its own or in concert with others, who becomes a holder in any manner, within the meaning of Article 356-1 et seq. of the Law of July 24, 1966 on commercial companies, of Shares representing two percent (2%) or any integral multiple of two percent (2%) of the share capital of the Company, shall, if the Shares are listed on the cote officielle or the second marché or on the hors cote market of a Stock exchange, notify the Company by registered letter, receipt requested, addressed to the Company at its registered office of the total number of Shares and voting rights held by such individual or legal entity. Such notice shall be given within fifteen (15) days from the date on which the relevant percentage threshold is attained. Should the number or allocation of voting rights not correspond to the number or allocation of Shares, the above-mentioned percentage thresholds would be determined with reference to voting rights held.

        The same obligation shall apply, on the same terms and conditions, on each occasion when holdings of Shares or voting rights fall below each of the percentage thresholds described in the first paragraph above.

        In the event of non-compliance with the above provisions, the Shares held in excess of the relevant percentage and that have not been declared shall be deprived of the right to vote, and the voting rights attached to such Shares and that have not been regularly declared cannot be exercised at any General Shareholder's Meeting to be held until expiration of the time-period provided for by applicable law or regulation following the date of notification. Except in the event that the relevant percentage threshold, as provided by Article 356-1 referred to above, is reached, such sanction shall be applied only upon the request, recorded in the minutes of a General Meeting, of one or more Shareholders holding Shares representing two percent (2%) or more of the capital of the Company.

Section 2.5 Rights and Obligations Relating to Shares

        (a)   Each Share represents an interest in a portion of the assets and profits of the Company proportional to the portion of the share capital of the Company represented by the nominal value of such Share. The liability of each Shareholder, even as to third parties, is limited to the nominal value of the Shares owned by such Shareholder.

        (b)   All persons owning a Share or Shares are bound by these by-laws and by all decisions made in accordance with these by-laws at any Ordinary or Extraordinary General Shareholders' Meeting.

        (c)   Shares and the rights and duties pertaining to such Shares are indivisible vis-à-vis the Company. Persons who share an undivided interest in a Share must deal with the Company through a single designated representative. The voting right attached to the Share belongs to the bare owner both in Ordinary General Meetings and in Extraordinary General Meetings.

        (d)   No heir, successor in interest, creditor or representative of any Shareholder may obtain the liquidation or judicial receivership of the Company or the partition of any of its assets, or take part in any fashion in the management of the Company.

        (e)   In the event that the exercise of any right requires ownership of more than one Share, owners of a single Share or of a number of Shares less than the necessary number of Shares may exercise such a right only after assembling the necessary number of Shares through purchase, sale or otherwise.

        (f)    All Shares comprising the share capital of the Company shall be considered alike for tax purposes. Accordingly, any tax which becomes due for any reason with respect to some, but not all, of such Shares, due to the repayment by the Company of the nominal value of such Shares during the existence or liquidation of the Company, shall be allocated among all the Shares comprising the share capital of the Company at the time of such repayment or repayments in such a way that all existing and future Shares shall entitle the owners of such Shares to the same benefits and to receive the same net amount of funds.

        (g)   The Company may require the repurchase, subject to the conditions set forth in Article 269-8 of the Law of July 24, 1966, of all of its Shares with a preferential dividend and no voting right or of a class of such Shares, each class being determined by the date of issue.

ARTICLE III
MANAGEMENT

Section 3.1 Management

        (a)   The Company shall be managed exclusively by one or more Managers appointed exclusively by unanimous consent of the Commandités.

        (b.1) Each Manager shall have the broadest authority to take any and all action in the name of the Company within the scope of the Company's corporate purpose and to bind the Company in all respects. Each Manager, in accordance with applicable law, may authorize and grant guarantees and security interests (cautions, avals and garanties) in the name of the Company. Each Manager may delegate part of its authority to one or more persons who may or may not be associated through a contract with the Company, who may or may not be employed by the Company. Such delegation shall not affect the duties and responsibilities of the Managers with respect to the exercise of such powers.

        (b.2) Any significant agreement entered into between the Company and any affiliate of any of the Managers or any significant amendment made to such an agreement, must be submitted for the prior approval of the Supervisory Board. No officer or employee of the Manager or of any affiliate of a Manager who is also a member of the Supervisory Board shall be able to take part in voting on the approval of such agreements or of any significant amendments to such agreements. An "affiliate of a Manager" shall mean any company which controls, directly or indirectly, the Manager or which is controlled, directly or indirectly, by the Manager or is under common control, direct or indirect, with the Manager, it being specified that a company controls another company:

  •
  when the company holds, directly or indirectly, a portion of the share capital conferring on it the majority of the rights to vote at general meetings of such other company;

  •
  when the company is the sole holder of the majority of the rights to vote in such other company pursuant to an agreement entered into with other partners or shareholders and which is not detrimental to the interest of such other company;

  •
  when by virtue of its rights to vote the company has the actual power to make decisions at the general meetings of such other company.

        (c)   Each Manager shall serve as a Manager until its resignation, except that any Manager may be removed (i) at any time for incapacity (whether due to bankruptcy proceedings or otherwise) by unanimous decision of the Commandités, (ii) at any time for any other reason by unanimous decision of the Commandités and the decision of an Extraordinary General Shareholders' Meeting and (iii) by judicial action as provided by applicable law, upon a final, binding and non-appealable judgment by a court of competent jurisdiction that a legitimate ground exists for such removal. No Manager shall resign as a Manager of the Company except upon six (6) months' prior written notice of such resignation to the Supervisory Board. In the event of resignation or removal of any Manager, the Commandités shall have the exclusive right to replace such Manager by unanimous decision in accordance with Section 3.1(a) above. The removal of a Manager will not affect its right to receive any accrued and unpaid portion of the Management Fee (as defined below) or to receive reimbursement of any accrued and un-reimbursed costs.

        (d)   The Company shall reimburse each Manager directly for all direct and indirect costs incurred by or invoiced to the Manager in connection with the management of the Company after the date of the transformation of the Company into a société en commandite par actions. Such reimbursable costs shall be invoiced and repaid monthly.

ARTICLE IV
MANAGEMENT FEE

Section 4.1 Management Fee

        The Manager shall receive or, as the case may be, the Managers, shall receive and distribute among themselves by mutual agreement an annual Management Fee (the "Management Fee"), which shall be accounted for as a general expense of the Company and which shall consist of a Base Fee, an Incentive Fee and a Hotel Sale Fee. The Management Fee shall, for each fiscal year, be calculated and payable in accordance with Sections 4.2 and 4.3 below.

Section 4.2 Calculation of Management Fee

        (a)   Base Fee

        (a.1) No Base Fee shall be due to the Managers for any fiscal year ended on September 30, 1998, at the latest. For a given fiscal year from the fiscal year beginning on October 1, 1998, the Base Fee will be equal to a percentage of the Total Net Revenues (as defined below) according to the following progressive scale:

•	from October 1, 1998 to September 30, 2008	: 1%;
•	from October 1, 2008 to September 30, 2013	: 1.5%;
•	from October 1, 2013 to September 30, 2018	: 3%;
•	from October 1, 2018	: 6%.

        (a.2) From October 1, 2008, the right for the Managers to receive payment of the portion of the Base Fee exceeding 1% of the Total Net Revenues shall be subject to the condition that the Company (i) has achieved a pretax positive consolidated income, after accounting of the amount theoretically due in respect of the whole Base Fee, for the fiscal year during which such Base Fee is due, and (ii) has the legal right to distribute a dividend to the shareholders for such fiscal year.

        (a.3) Notwithstanding the provisions of Section 4.2(a.2) above, the portion of the Base Fee exceeding three percent (3%) of the Total Net Revenues for any fiscal year may not exceed forty percent (40%) of the after-tax consolidated profits of the Company for such fiscal year (calculated after applying a rate of three percent (3%) with regard to the Base Fee).

        (b)   Incentive Fee

        If the Adjusted Pretax Cash Flow (as defined below) of the Company for a given fiscal year is greater than ten percent (10%) of the Reference Amount (as defined below) for such fiscal year, then the Incentive Fee for such fiscal year shall be equal to thirty percent (30%) of the portion of the Adjusted Pretax Cash Flow that exceeds ten percent (10%) of the Reference Amount for such fiscal year.

        (c)   Hotel Sales Fee

        The Hotel Sale Fee shall be equal to thirty-five percent (35%) of the net pretax income of the Company arising from the sale of hotels.

        (d)   Definitions

        For calculating the Management Fee, the following terms and expressions shall have the meaning ascribed to them below; it being specified, however, that calculations for this Section 4 shall be made in accordance with the accounting standards and principles generally applied in France:

        (d.1) "Adjusted Pretax Cash Flow" shall mean:

        Cash Provided by Operations Before Incentive Fees and Income Taxes (as defined below), as reflected in the annual consolidated financial statements of the Company, plus:

  •
  interest expense attributable to long-term debt, plus:

  •
  rental expense under all leases and leasing in which the Company or any of its subsidiaries is the lessee, minus:

  •
  net income before Tax from gains from the sale or transfer of Hotels and minus:

  •
  investment and interest income, if any.

        (d.2) "Financing Agreements" shall mean:

  •
  Multi-currency Credit Opening Agreement that may be used through drawings or issuance of letters of credit, dated September 5, 1989, entered into between the Company and Euro Disneyland S.N.C. as borrowers and, among others, (i) Banque Nationale de Paris, Caisse Nationale de Crédit Agricole, Citibank N.A., Deutsche Bank Ag, The Long-Term Credit Bank of Japan Limited and Morgan Guaranty Trust Company of New York, as lenders, and (ii) Banque Nationale de Paris as agent;

  •
  Agreement relating to the granting of Profit-Sharing Loans, dated May 17, 1989, entered into between the Company and Euro Disneyland S.N.C. as borrowers and Caisse des Dépôts et Consignations, as lenders;

  •
  Agreement relating to the granting of Ordinary Loans, dated May 17, 1989, entered into between the Company and Euro Disneyland S.N.C. as borrowers and Caisse des Dépôts et Consignations, as lenders;

  •
  The Partners Advance Agreement, dated April 26, 1989, entered into between Euro Disneyland S.N.C. as borrower and (i) Euro Disneyland Participations S.A., Banque Indosuez, Banque Nationale de Paris, Caisse Centrale des Banques Populaires, Banque Régionale d'Escompte et de Dépôts (BRED), CASDEN-Banques Populaires, Caisse Nationale de Crédit Agricole (CNCA), Crdit Local de France—CAECL S.A., Crédit National, Kodak-Pathe S.A., Société du Louvre and Banque du Louvre as lenders, and (ii) Banque Indosuez as agent;

  •
  Credit Opening Agreement, dated March 25, 1991, entered into between EDL Hôtels SCA and Hotel New York Associés SNC, Newport Bay Club Associés SNC, Sequoia Lodge Associés SNC,

    Cheyenne Hotel Associés SNC, Hotel Santa Fe Associs SNC and Centre de Divertissements Associés (together "SNC Hôtelières"), as borrowers and, among others, (i) Banque Indosuez, Banque Nationale de Paris, Citibank N.A., Crédit Foncier de France, Crédit Local de France, Crédit National, Deutsche Bank A.G., National Westminster Bank SA and The Long-Term Credit Bank of Japan Limited, as lenders, and (ii) Banque Indosuez, as agent;

  •
  Advance Agreement, dated March 25, 1991, entered into between Hotel New York Associés SNC, Newport Bay Club Associés SNC, Hotel Santa Fe Associés SNC, Sequoia Lodge Associés SNC, Cheyenne Hotel Associés SNC and Centre de Divertissements Associés SNC, as borrowers, EDL Hôtels SCA, as guarantor, the partners of the borrowing Sociétés en nom collectif as lenders, and Banque Indosuez as agent.

        (d.3) "Fixed Assets" shall mean the book value of intangible assets plus the book value of the tangible assets plus, with regard to the Company, the amount relevant showed as expenses to be allocated in the consolidated balance sheet of the Company for the fiscal year.

        (d.4) "Reference Amount" for each fiscal year shall be equal to:

  •
  the average of the gross value of the Fixed Assets appearing at the beginning and closing of such fiscal year in the consolidated accounts of the Company, plus:

  •
  the average of the gross value of the Fixed Assets appearing at the beginning and closing of the period corresponding to such fiscal year in the corporate accounts of Euro Disneyland S.N.C., plus:

  •
  the average of the gross value of the Fixed Assets appearing at the beginning and closing of the period corresponding to such fiscal year in the corporate accounts of Hotel New York Associés S.N.C., Cheyenne Hotel Associés S.N.C., Hotel Santa Fe Associés S.N.C., Newport Bay Club Associés S.N.C., Sequoia Lodge Associés S.N.C. and Centre de Divertissements Associés S.N.C.

        (d.5) "Total Net Revenues" shall mean the operating, financial and extraordinary revenues reflected in the annual income statements of the Company (excluding interest income on cash held in cash on treasury accounts), minus the amount of any value-added tax included in such revenues; provided, however, that Revenues attributable to any joint venture in which the Company participates or to any consolidated subsidiary of the Company that is not wholly owned (except for directors' qualifying shares pursuant to the law or by-laws of the relevant Company) shall be included in "Total Net Revenues" only up to the proportion that the equity interest of the Company bears to the total equity of the subsidiary. For the purpose of calculating "Total Net Revenues", "Revenues" includes the gross revenues from all activities of the Company, including, without limitation, revenues from any present or future theme park or other gated attraction, participant fees and revenues from any other sponsorship arrangements, revenues from hotels, restaurants and other service establishments, revenues from sales of merchandise, revenues from the sale or lease of real property (whether developed or undeveloped), and all other revenues of the Company from whatever source.

        (d.6) "Cash Provided by Operations Before Incentive Fees and Income Taxes" shall include:

  •
  consolidated revenues net of all expenses of the Company (other than non-cash expenses, the Incentive Fee and taxes) and

  •
  any proceeds of insurance in the nature of business interruption insurance, to the extent not included in revenues.

        Notwithstanding the foregoing, all items of revenue and expense attributable to any joint venture in which the Company participates, or to any consolidated subsidiary of the Company, shall be included, for these purposes, in "Cash Provided by Operations Before Incentive Fees and Income Taxes" only in the proportions that the equity interest of the Company bears to the total equity of the joint venture or subsidiary.

Section 4.3. Payment of Management Fees

        The Management Fee, other than the Hotel Sales Fee, shall be paid quarterly in arrears.

        For each of the first three quarters of each fiscal year, with the exception of the Hotel Sales Fee, the Management Fee due for such quarter shall be calculated on the basis of the Company's unaudited quarterly financial statements of the Company and shall be payable within five (5) days after such financial statements have been certified by the principal accounting officer of each Manager. With respect to each of the first three quarters of each fiscal year, each quarterly installment of the Base Fee shall be calculated on the basis of actual Total Net Revenues for the relevant quarter, and each quarterly installment of the Incentive Fee shall be calculated by multiplying actual Adjusted Pretax Cash Flow for the relevant quarter by four, determining the Incentive Fee which would be payable based on the resulting amount and dividing the resulting projected Incentive Fee by four.

        Notwithstanding the provisions of Article 4.2(a) above, the portion of the Base Fee exceeding three percent (3%) of Total Net Revenues for any fiscal year shall be due or payable only after full reimbursement of the Loans granted to the Company to Euro Disneyland S.N.C., to EDL Hôtels S.C.A. and to the SNC Hôtelières involved in the hotel industry under the Financing Agreements.

        The payment of the Hotel Sales Fee shall be made within five (5) days after the financial statements for the quarter in which the sale of a hotel has occurred have been certified by the principal accounting officer of each Manager.

        Following the end of each fiscal year, the total Management Fee due for the relevant fiscal year shall be calculated on the basis of the financial statements of the Company certified by the Statutory Auditors of the Company. If such calculation discloses that the total amount of the Management Fee due exceeds the sum of the three (3) installments previously paid, then the Company shall pay the difference to the Managers. If such calculation discloses that the total amount of the Management Fee due is less than the sum of the three installments previously paid, then the Managers shall repay the difference to the Company. In either case, no interest shall accrue on the amount of any such difference until the date the reconciliation payment is due. Any such reconciliation payment shall be due not later than the fifth day following the date of the submission to the company of the Report of the Statutory Auditor on the annual audited financial statements of the Company. The Management Fee shall be paid in French francs.

ARTICLE V
COMMANDITES

Section 5.1. Transfer of Interests

        Any Commandité may, with the unanimous consent of all the other Commandités, as well as the approval of Shareholders at an Extraordinary General Meeting as provided in Section 8.3(d), transfer any of its rights as a Commandité in the Company. Upon consummation of such transfer as provided by applicable law, the transferee of such rights shall acquire the status of a Commandité of the Company, with all the rights, powers, duties and obligations related to such status.

Section 5.2. Incapacity or death of a Commandité

        In the event of the bankruptcy (redressement ou liquidation judiciaire) or other legal incapacity of any Commandité, the Company, if there exists one or more other Commandités, shall continue in existence and shall not be dissolved. In the event of the death of a Commandité who is an individual, the Company shall continue in existence and the surviving Commandités may, subject to the conditions set forth in Section 5.1, purchase the entire interest in the Company formerly held by the deceased Commandité.

ARTICLE VI
SUPERVISORY BOARD

Section 6.1. Constitution of the Supervisory Board

        (a)   The Company shall have a Supervisory Board that shall verify and monitor the management of the Company and that shall have, for this purpose, the same powers as the Statutory Auditor. The Supervisory Board shall have as members at least three Commanditaires. During their terms of office, each member of the Supervisory Board must be the holder of at least one Share in the Company. If at the date of his or her appointment, a member of the Supervisory Board is not the holder of the required number of shares, or if, in the course of his or her terms of office, he or she ceases to be the holder thereof, the member will be deemed to have resigned if he or she has failed to comply with this requirement within three months. The initial members of the Supervisory Board shall be elected to terms ending at the adjournment of the Annual Ordinary General Meeting (as defined in Section 8.2(a) below) for each of the three fiscal years ending September 30, 1989, 1990 and 1991, respectively, and subsequent members of the Supervisory Board shall be elected to terms of three years by the Ordinary General Meeting (excluding the Commandités, who shall not vote in such elections). For this purpose, the term "year" refers to the period between two consecutive Annual Ordinary General Meetings. Members of the Supervisory Board may be re-elected. The office of a member of the Supervisory Board shall terminate at the adjournment of the Annual Ordinary General Meeting which passes on the annual financial statements relating to the prior fiscal year and which is held in the year during which the term of office of such member comes to an end. No less than a majority of the members of the Supervisory Board shall be less than 70 years of age. No person whose age exceeds 70 years at the date such person would be expected to take office may be elected a member of the Supervisory Board if such election would cause a majority of the members of the Supervisory Board to exceed 70 years of age at the time such office was taken. If this limit is exceeded in the course of any year, then the oldest sitting member of the Supervisory Board shall be deemed to have resigned at the adjournment of the next General Meeting.

        (b)   In the event of a vacancy resulting from the death, incapacity or resignation of any member of the Supervisory Board, the Supervisory Board, with the prior approval of the Managers, may temporarily fill the vacancy with a new member who shall serve for the unexpired remainder of the term of the former member, and whose appointment may be ratified by vote of the next Ordinary General Meeting. Failure so to ratify the temporary appointment of a member of the Supervisory

Board shall not affect the validity of the acts of such temporary member and the Supervisory Board in the period prior to such Ordinary General Shareholders' Meeting.

Section 6.2. Officers; Meetings

        (a)   The Supervisory Board shall select a chairman and, if it so chooses, one or several vice-chairmen, from among its members.

        The chairman or, in his absence, any vice-chairman, shall preside at meetings of the Supervisory Board. In the event the chairman and the vice-chairmen are absent, the Supervisory Board may temporarily appoint one of its members to fill their places.

        The Supervisory Board also shall appoint a secretary, who may but need not be a Supervisory Board member.

        (b)   The Supervisory Board shall meet as often as is required for the interests of the Company, at the Company's registered office or in any other place specified in the notice of meeting. The Managers shall be entitled to notice of and to attend, but not to vote at, such meetings. Meetings may be called by the chairman of the Supervisory Board, by one-half or more of its members, or by any Manager or Commandité of the Company, upon written notice to the members of the Supervisory Board and the Managers.

        (c)   The presence of one-half of the members (or, in the event there is an odd number of members, a majority of members) of the Supervisory Board shall constitute the requisite quorum. The Supervisory Board shall act at any meeting upon the vote of the majority of its members present who are entitled to vote or by vote of two members if only two members are present and entitled to vote, provided that a quorum is present. A member of the Supervisory Board may be represented by another member of the Supervisory Board provided that no member may hold more than one proxy. The chairman of the Supervisory Board, in addition to voting as a regular member, shall be entitled to cast an extra and deciding vote in the event of a tie vote. Minutes of the meetings of the Supervisory Board shall be kept in a special register and signed either by the chairman and secretary or by a majority of the members. All copies or extracts from such minutes shall be certified by either the chairman of the Supervisory Board or by one of the Managers or, if the circumstances require, by one of the vice-chairmen of the Supervisory Board.

Section 6.3. Specific Duties and Power

        (a)   Each year, the Supervisory Board shall provide the Annual Ordinary General Meeting with a report noting the irregularities or errors, if any, detected by the Supervisory Board in the annual financial statements of the Company and noting any reasons why the distribution of dividends proposed by the Managers should not be approved by the Shareholders. On the occasion of each such Annual Ordinary General Meeting, the Supervisory Board may comment on the financial results of the Company and give its opinion as to any question appearing on the agenda.

        (b)   The Supervisory Board shall consider and shall have the authority to approve all contracts, agreements and transactions referred to in Article 258 of Law No. 66-537 of July 24, 1966. The Supervisory Board shall provide the Ordinary General Meeting with a special report considering such contracts, agreements and transactions.

        (c)   The Supervisory Board may call an Ordinary or Extraordinary General Shareholders' Meeting at any time after providing written notice to the Managers and complying with all notice requirements provided by applicable law.

        (d)   In addition, the Supervisory Board shall provide the General Shareholders' Meeting with a report whenever the Supervisory Board convenes such General Meeting and whenever the Statutory Auditor of the Company is required by law to provide a report to such General Meeting.

        (e)   The Supervisory Board shall produce a report on any capital increase proposed by the Managers to the Shareholders and on any proposed capital decrease.

Section 6.4. Compensation

        The members of the Supervisory Board together shall receive from the Company a fixed annual fee that shall be determined by the Ordinary General Meeting and shall be paid each year until the Ordinary General Shareholders' Meeting chooses a different amount. The Supervisory Board shall allocate this fee among its members in any manner it sees fit.

ARTICLE VII
STATUTORY AUDITOR

Section 7.1. Qualification; Appointment

        A Statutory Auditor (commissaire aux comptes) meeting the legal requirements for practice of its profession shall verify and monitor the Company as provided for by applicable law. When certain legal conditions are met, the Company shall designate at least two Statutory Auditors.

        The Statutory Auditor shall be appointed for a term of six years by the Ordinary General Shareholders' Meeting, which also shall, for each Statutory Auditor, appoint an Alternate Auditor meeting the same legal requirements and shall establish the compensation of the Statutory Auditors according to applicable law and regulations.

        Each Alternate Auditor shall fulfill the duties of a regular Statutory Auditor for the remainder of the term thereof if the latter refuses to act, is prevented from acting or dies, resigns, is removed or becomes otherwise incapable of fulfilling his duties. The Statutory Auditor and Alternate Auditor may be re-elected for an unlimited number of terms, and may be removed from office only for cause or incapacity by order of a court of competent jurisdiction as provided by applicable law.

Section 7.2. Reports

        In addition to other duties conferred by applicable law, the Statutory Auditor shall after the end of each fiscal year, provide the Annual Ordinary General Meeting:

          (a)   with a report certifying that the annual financial statements relating to such fiscal year are valid and sincere and fairly present the financial operations of the Company for the past fiscal year as well as its financial condition and assets as of the end of such fiscal year. Should the Statutory Auditor refuse to so certify, its report to the Ordinary General Meeting shall explain the reasons for such refusal; and

          (b)   with a special report concerning the contracts, agreements and transactions referred to in section 6.3(b) above, prepared in accordance with applicable law.

ARTICLE VIII
GENERAL SHAREHOLDERS' MEETINGS

Section 8.1. General Meetings

        (a)   General Shareholders' Meetings, which may be ordinary general meetings ("Ordinary General Meetings") or extraordinary general meetings ("Extraordinary General Meetings"), may be called by any Manager or by the Supervisory Board, or by such other persons as provided for by applicable law or these by-laws. Notice of General Shareholders' Meetings shall specify the date, time and place of the meeting, in addition to an agenda, and shall be provided to Shareholders and the Managers in accordance with the timing and other requirements of applicable law. The General Shareholders' Meetings shall be held at the registered office of the Company or in any other place located in France, according to the decision made by the author of the notice.

        The agenda shall contain, in addition to the items proposed by the person calling the meeting, any other items proposed by the Managers. Only questions which appear on such agenda may be taken up and considered at the meeting.

        (b)   One of the Managers, or, if the Managers are absent or one of the Managers so chooses, the chairman of the Supervisory Board or, in his absence, any vice-chairman of the Supervisory Board, shall preside over General Shareholders' Meetings.

        In the absence of the Managers and the chairman and vice-chairmen of the Supervisory Board, the Shareholders present at such General Meeting shall elect a chairman of the meeting by majority vote. Voting officials and the secretary of General Shareholders' Meetings (together with the chairman of the meeting, the "Officers" (bureau) of the Meeting) shall be appointed, and the Shareholders' attendance sheet shall be prepared and certified, according to applicable law.

        (c)   At each General Shareholders' Meeting, every Shareholder shall have a number of votes equal to the number of Shares owned or represented by such Shareholder on the date five business days prior to the date of the Meeting, except as otherwise provided by law. Each Shareholder not attending the meeting personally may choose one of the three following alternatives:

  •
  designate another Shareholder or his spouse as its proxy;

  •
  vote by mail; or

  •
  give a proxy to the Company without indicating a choice,

in each case in accordance with the requirements of applicable law and regulations.

        If any proxy submitted by a Shareholder does not specify who may vote such proxy, the chairman of the General Shareholders' Meeting shall vote such proxy in favor of all resolutions proposed or agreed by the Managers, and against all other proposed resolutions. Any Shareholder wishing to vote otherwise by proxy must designate as a person who will vote such proxy a person who agrees to vote in accordance with such Shareholder's instructions.

        (d)   The proceedings of each General Shareholders' Meeting shall be recorded in minutes kept in a special register and signed by the Officers. Minutes so prepared and kept shall be the authentic record of such Meetings. All copies of or extracts from such minutes shall be certified by one of the Managers, the Chairman of the Supervisory Board or the Secretary of the General Meeting of Shareholders.

Section 8.2. Ordinary General Meetings.

        (a)   Ordinary General Meetings may be called at any time. At all events, an annual Ordinary General Meeting (the "Annual Ordinary General Meeting") shall be called to meet once a year within six (6) months of the end of each fiscal year.

        (b)   Each Annual Ordinary General Meeting shall (i) receive and consider the management report prepared by the Managers concerning, among other things, the activities of the Company during the prior fiscal year, as well as the annual reports of the Supervisory Board and Statutory Auditor and (ii) discuss and approve the annual financial statements and the proposed allocation of net profits, in accordance with these by-laws and with applicable law. In addition, each Annual Ordinary General Meeting and any other Ordinary General Meeting may appoint and remove the members of the

Supervisory Board, name the Statutory Auditor and pass on all matters within its competence listed on the agenda for such Meeting, with the exception of any items listed in Section 8.3 as being within the competence of an Extraordinary General Meeting.

        (c)   An Ordinary General Meeting shall consist of all Shareholders meeting the conditions required by applicable law.

        The presence of Shareholders holding or representing in the aggregate at least one-quarter of the outstanding Shares with the right to vote shall constitute a quorum necessary for the transaction of any business upon the initial convocation of an Ordinary General Meeting. No quorum shall be necessary for the transaction of business at an Ordinary General Meeting that is convened a second time for lack of a quorum at the initial convocation.

        (d)   No action (except for election and action taken regarding resignation and removal of members of the Supervisory Board) may be taken at an Ordinary General Meeting without the prior unanimous consent of the Commandités. Written notice of any such consent shall be given to the Managers prior to the date of such Ordinary General Meeting.

        (e)   The Ordinary General Meeting shall in all cases act by majority of the votes of the Shareholders present, or represented, at such meeting.

Section 8.3. Extraordinary General Meetings.

        (a)   An Extraordinary General Meeting shall decide by vote on

          (a.1) any and all proposed amendments to these by-laws whose approval by the Extraordinary General Meeting is required by applicable law, including, without limitation, and subject to the other provisions of these by-laws:

              (i)  increasing or decreasing the capital of the Company,

             (ii)  modifying the terms and conditions of transfers of Shares;

            (iii)  altering the composition of Ordinary General Meetings or the voting rights of Shareholders at Ordinary General Meetings or Extraordinary General Meetings;

            (iv)  changing the purpose, duration or registered office of the Company (subject to the Managers' authority to change the registered office pursuant to Section 1.3);

             (v)  changing the Company's corporate form, such as a société anonyme or société à responsabilité limitée,

          (a.2) dissolving the Company, as well as approving any transfer or sale by the Company which would entail the dissolution of the Company or a restriction of the Company's purposes;

          (a.3) transferring all or a portion of a Commandité's rights in the Company held as Commandité to a third party;

          (a.4) effecting a merger of the Company, and

          (a.5) deciding all other matters which the Extraordinary General Meeting may act on by vote under applicable law.

        (b)   An Extraordinary General Meeting shall consist of all Shareholders meeting the conditions required by applicable law.

        The presence of Shareholders holding or representing a total of at least one-half of the Shares outstanding shall constitute a quorum necessary for the transaction of any business upon the initial convocation of an Extraordinary General Meeting. On the occasion of the second convocation of an

Extraordinary General Meeting for lack of a quorum at the initial convocation, the quorum necessary for the transaction of any business shall be one-quarter of the Shares entitled to vote.

        (c)   No action may be taken at an Extraordinary General Meeting without the prior unanimous consent of the Commandités; provided, however, that action may be taken at an Extraordinary General Meeting with respect to changing the Company's corporate form will require only the prior consent of a majority of the Commandités.

        Written notice of any such consent shall be given to the Managers prior to the date of such Extraordinary General Meeting.

        (d)   The Extraordinary General Meeting shall in all cases act by two-thirds of the votes of the Shareholders present, or represented, at such Meeting, except that such vote shall be (i) a majority vote, both as to number of all Shareholders entitled to vote and as to the number of rights to vote of the Shareholders present or represented, in the case of a transfer by a Commandité of a portion of its rights as a Commandité in the Company to a third party, (ii) a unanimous vote of all Shareholders entitled to vote in the case of a transfer by a Commandité of the entirety of such rights.

Section 8.4. Shareholder Access to Information

        Each Shareholder shall be entitled to access to, or, as the case may be, to receive, documents and records of the Company to the extent required by applicable law.

ARTICLE IX
ACCOUNTS; ALLOCATION OF PROFITS

Section 9.1. Fiscal Year.

        Each fiscal year of the Company shall begin on October 1 of each year and shall end on September 30 of the subsequent year.

Section 9.2. Financial Statements.

        Following the close of each fiscal year, the Managers shall prepare, present to the Supervisory Board and make available to the Statutory Auditor the annual financial statements, the inventory of assets, a statement of net realizable assets, a table of sources and uses of funds, a provisional income statement, a plan of financing and a statement of revenues concerning such fiscal year, all as required by applicable law. The Managers shall also prepare a management report.

Section 9.3. Allocation of Profits.

        The income statement, which sets forth the revenues and expenses (including the Management Fee and reimbursements to the Managers) of each fiscal year, shall set forth, after subtraction of depreciation and provision for appropriate reserves, the profit or loss of such fiscal year.

        Each fiscal year, there shall be deducted from the profit (after subtraction, as the case may be, of prior losses) an amount allocated to a legal reserve fund pursuant to Article 345 of Law No. 66-537 of July 24, 1966. Such allocation shall no longer be required if the balance of such legal reserve fund reaches one-tenth (1/10th) of the amount of the Company's share capital, but shall again become required if the balance of such legal reserve fund falls below one-tenth (1/10th) of the Company's share capital, for any reason.

        The distributable profits shall mean the profit for the fiscal year, less any prior losses carried forward, less any amounts allocated to reserves pursuant to applicable law or the by-laws, plus any profits carried forward.

        The Commandités together shall have the right to receive each year 0.50% of the profit for the fiscal year. The Managers may propose to the General Meeting to allocate all or a portion of the profit to other reserve accounts to the extent permitted and under the conditions specified by applicable law prior to the distribution of dividends to Shareholders.

        The General Meeting considering the financial statements of each fiscal year may grant to each Shareholder the right to choose whether to receive all or a part of the dividends to be paid in such year in cash or in Shares.

        In addition, an Ordinary General Meeting, acting in accordance with Article 347 of Law No. 66-537 of July 24, 1966 to permit payment of interim dividends, may grant to each Shareholder the right to choose whether to receive all or part of such interim dividends in cash or in Shares.

        Offers to pay in Shares, as well as the price and issuance terms of such Shares and the terms and conditions of related increases in capital and requests for payment in Shares, shall be made in accordance with applicable law.

        Any dividends declared shall be payable at the times and places designated by the Managers within a maximum of nine (9) months (or such longer period as may be ordered by a court of competent jurisdiction) of the end of the fiscal year as to which such dividends are declared.

ARTICLE X
DISSOLUTION AND LIQUIDATION

Section 10.1. Allocation of Losses.

        Any losses of the Company shall be borne by the Shareholders in proportion to the number of Shares held by each Shareholder; provided, that in no case shall Shareholders be liable for any amount exceeding the nominal value of their Shares.

Section 10.2. Dissolution.

        (a)   If, due to losses shown in the annual financial statements of the Company, the stated net equity (capitaux propres) of the Company is less than one-half of the share capital of the Company, the Managers shall, within four months of the approval by the Shareholders of the annual financial statements showing such losses, call an Extraordinary General Meeting, which shall decide whether the Company should be dissolved. If such Extraordinary General Meeting does not decide to dissolve the Company, the Company must, if the balance of stated net equity has not increased to at least one half of the share capital of the Company within the time limits provided by applicable law, reduce its outstanding capital by an amount at least equal to any such losses which cannot be charged to reserves.

        The decision made at the Extraordinary General Meeting shall in all cases be published in accordance with applicable law. Should the Extraordinary General Meeting not occur or, having occurred, be unable to resolve this question, or should the provisions of the second sentence of the first paragraph of this Section not be complied with, any interested party .may petition the Commercial Court for dissolution of the Company.

        (b)   The Company shall be dissolved upon the occurrence of any event specified by law, including expiration of the duration of the Company if such existence is not extended, or by earlier dissolution upon prior unanimous approval of the Commandités and decision of the Shareholders at an Extraordinary General Meeting to so dissolve.

Section 10.3. Liquidation of the Company.

        The Company shall be liquidated immediately upon dissolution of the Company for any reason.

        One or more liquidators shall be designated by the Shareholders, with the unanimous approval of the Commandités, at either the Extraordinary General Meeting which notes or decides upon dissolution (which Extraordinary General Meeting shall act according to the rules regarding quorum and voting percentages otherwise applicable to Ordinary General Meetings), or at an Ordinary General Meeting called to act on such matters.

        The liquidator or liquidators shall represent the Company and shall have full power to reduce the assets of the Company to cash, including by private sale, to pay the creditors of the Company and to distribute the available remaining balance, if any.

        The General Meeting may authorize the liquidator or liquidators to execute any outstanding business transactions of the Company and to initiate additional business transactions for purposes of liquidation.

        The net proceeds of liquidation of the Company, after settlement of all liabilities, shall be used to reimburse the total nominal paid-in amount of the outstanding Shares.

        Any balance remaining shall be distributed, to the extent of the total amount of any reserves previously funded by allocation of profits otherwise available for distribution to the Shareholders, to the Shareholders pro rata to the number of Shares held by each of them.

        Any balance remaining after the distribution shall be distributed:

  •
  up to 0.50% to the Commandités, to be divided among them as they may agree, and

  •
  up to 99.50% to the Shareholders, pro rata to the number of Shares held by each of them.

QuickLinks

EURO DISNEY S.C.A BY-LAWS AS OF MARCH 30, 2004